SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Employment Agreement"), dated October 14, 2019 (the "Contract Date"), by and between **KINGSTONE COMPANIES, INC.**, a Delaware corporation (the "Company"), and **BARRY B. GOLDSTEIN** (the "Employee").

RECITALS

WHEREAS, the Company and the Employee entered into that certain employment agreement dated January 20, 2017, (the "Prior Employment Agreement"), which sets forth the terms and conditions upon which the Employee is employed by the Company and upon which the Company will compensate the Employee for his services through December 31, 2018; and

WHEREAS, the Prior Employment Agreement was amended and restated (the "Prior Amended Employment Agreement") effective January 1, 2019, which set forth the terms and conditions upon which the Employee was to be employed by the Company and upon which the Company would compensate the Employee for his services through December 31, 2021; and

WHEREAS, effective as of July 19, 2019, the Employee was appointed as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Employee mutually desire to amend and restate the Prior Amended Employment Agreement effective as of January 1, 2020 (the "Effective Date") to provide for the continued services and employment of the Employee by the Company from and after the Effective Date, upon the terms and conditions hereinafter set forth; and

WHEREAS, all amounts earned, and other obligations, for periods prior to the Effective Date shall be controlled by the Amended Prior Employment Agreement.

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NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	EMPLOYMENT; TERM
1.1 The Company will continue to employ the Employee in its business, and the Employee will continue to perform duties for the Company as its President and Chief Executive Officer, and as the Executive Chairman of the Board of Directors of the Company (the “Board”), and as the President of COSI Agency, Inc. (“COSI”), for a term continuing from and after the Effective Date and terminating on December 31, 2022 (the “Expiration Date”), subject to earlier termination as hereinafter provided (the employment period, as earlier terminated as provided for herein, being referred to as the “Term”).
1.2 Upon the expiration of the Term or the termination of the Employee’s employment with the Company for any reason whatsoever, whether during or following the Term, he shall be deemed to have resigned all of his positions as an employee, officer and director of the Company and of each and every subsidiary thereof.
2.	DUTIES
During the Term, the Employee shall serve as the Company’s President, Chief Executive Officer, and Chief Investment Officer, as the Executive Chairman of the Board, and as the President of COSI.  As the President and Chief Executive Officer of the Company, the Employee shall have and perform executive, administrative, and managerial duties customary for such a position, and such further duties of an executive character as shall, from time to time, be delegated or assigned to him by the Board or the Executive Committee of the Board.  As Executive Chairman of the Board, the Employee shall represent and promote the Company to the investment community and maintain relationships with existing shareholders, investment bankers and analysts and such further duties of an executive character as shall, from time to time, be delegated or assigned to him by the Board consistent with the Employee's position. As President of COSI, the Employee shall seek to expand the relationships of COSI with other insurance carriers, national and online agencies, and other intermediaries.

3. **DEVOTION OF TIME**

3.1 During the Term, the Employee shall expend substantially all of his working time for the Company, shall devote his efforts, energy and skill to the services of the Company and the promotion of its interests and shall not take part in activities detrimental to the best interests of the Company. Notwithstanding the foregoing, during the term of the Second Amended and Restated Employment Agreement between Kingstone Insurance Company ("KICO") and the Employee, dated October 14, 2019 (the "KICO Employment Agreement"), the Employee shall be entitled to devote such time as is necessary to the fulfillment of his duties and responsibilities as KICO's President, Chief Executive Officer, and Chief Investment Officer and as the Chairman of the Board of KICO.

3.2 The Employee shall be permitted to engage in the following activities: (a) charity, social or civic work, (b) tend to personal financial and legal affairs, (c) engage in any other business or business-related activity, and (d) subject to the prior written consent of the Company (following Board approval not to be unreasonably withheld), serve on the board of directors of, or advisor to, other business organizations (including up to two for-profit boards, in addition to the Company and its related entities), in each case (i.e., (a) through (d) above), provided that such activities do not interfere or conflict with his substantially full-time services to the Company.

3

4.	COMPENSATION
4.1 For all services to be rendered by the Employee during the Term, and in consideration of the Employee’s representations and covenants set forth in this Agreement, the Employee shall be entitled to receive from the Company compensation as set forth in Sections 4.2, and 4.4 below.
4.2 The Employee shall be entitled to receive a salary at the rate of five hundred thousand dollars ($500,000) for each of the calendar years of the Term (the “Base Salary”); provided, however, the Base Salary shall be reduced on a dollar-for-dollar basis to the extent of the salary payable by KICO to the Employee pursuant to the KICO Employment Agreement for the same period (the “KICO Salary”).
4.3 (a) Subject to the terms and conditions hereof, the Employee shall also be entitled to receive from the Company, for each calendar year during the Term, a bonus (the “Bonus”) equal to six percent (6%) of the Company’s Net Income (as hereinafter defined) for such calendar year, not to exceed two point five (2.5) times the Base Salary  (the “Bonus Payments”).
   (b) For purposes hereof, the term “Net Income” for any particular calendar period shall mean the Company’s consolidated income from operations before taxes for such period determined in accordance with generally accepted accounting principles consistently applied, as audited and reported upon by the independent auditors of the Company, except that any expense or income attributable to the Employee’s LTC (as hereinafter defined) shall be disregarded and the Company’s consolidated net investment income (loss), net unrealized gains (losses) on equity securities and net realized gains (losses) on investments shall be excluded.  See Exhibit A for a sample calculation.

(c) For purposes hereof, in the event that this Agreement shall terminate on a date other than December 31 of any calendar year and for such calendar year, pursuant to the terms of this Agreement, the Employee is entitled to receive a Bonus through the termination date (the “Termination Date”), then the Company’s Net Income for such calendar year shall be determined for the period from the first day of such calendar year (the “Termination Year”) until the Termination Date by multiplying the Company’s Net Income for the period from the first day of the Termination Year until the end of the calendar quarter in which the Termination Date falls (the “Termination Quarter”) by a fraction, the numerator of which shall be the number of days from the first day of the Termination Year until the Termination Date and the denominator of which shall be the number of days from the first day of the Termination Year until the end of the Termination Quarter. In the event the Termination Quarter shall be other than the last calendar quarter of the Termination Year, notwithstanding that the term “Net Income” shall have the meaning ascribed to it by paragraph (b) hereof (as adjusted by the provisions of this paragraph (c)), the application of such term to this paragraph (c) shall not be subject to any adjustment based upon an audit or report of the Company’s independent auditors with respect to the Termination Year but instead shall be calculated and paid as provided for in paragraph (d) hereof.
(d) The Bonus for any calendar year shall be payable in the following calendar year within thirty (30) days following the receipt by the Company of the report of its independent auditors, with regard to the Company’s Net Income for such calendar year, calculated in accordance with paragraph (b) hereof and otherwise consistent with the consolidated financial statements of the Company for the calendar year (the “Audited Financial Statements”), as set forth in any Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”); provided, however, that, in the event the Audited Financial Statements are not available by February 28 of any calendar year, an interim Bonus payment, if any, shall be made based upon the unaudited consolidated financial statements of the Company for such calendar year, as determined by the Company’s chief financial officer and approved by the Company’s Compensation Committee. Following receipt of the Audited Financial Statements, an appropriate adjustment will be made to the Bonus amount, and the Company will pay any underpayment, or the Employee will return any overpayment, within fifteen (15) days of receipt of the Audited Financial Statements. Notwithstanding the foregoing, with respect to any Termination Year in which the Termination Quarter is other than the last calendar quarter of the Termination Year, the Bonus shall be payable within thirty (30) days following the determination by the Company’s chief financial officer of the Company’s Net Income through the end of the Termination Quarter, if any, calculated in accordance with paragraph (c) hereof and otherwise consistent with the consolidated financial statements of the Company for the period ended with the end of the Termination Quarter, as set forth in any Form 10- Q filed by the Company with the SEC.

4.4 (a) In order to compensate the Employee for the growth in the Company’s adjusted book value per share (“ABVPS”) during the Term, subject to the terms and conditions hereof, the Employee shall also be entitled to receive from the Company a one-time long-term compensation (“LTC”) bonus as hereinafter provided in this Section 4.4 based upon threshold, target and maximum average annual compounded percentage increases in ABVPS between December 31, 2019 and December 31, 2022 of eight percent (8%), eleven percent (11%) and fourteen percent (14%), respectively.
(b) For purposes hereof, the term “2019 ABVPS” shall mean, as of December 31, 2019, (i) the Company’s consolidated total stockholders’ equity (exclusive of the Company’s consolidated accumulated other comprehensive income (“AOCI”), and exclusive of any pre-2017 accumulated net gain (loss) on equity securities included in consolidated stockholders’ equity at December 31, 2017 and any unrealized gain (loss) included in book income from 2017 through 2019 divided by (ii) the number of shares of Common Stock issued and outstanding. See Exhibit B for sample calculation.

(c) For purposes hereof, the term “2022 ABVPS” shall mean, as of December 31, 2022, (i) the Company’s consolidated total stockholders’ equity (exclusive of the Company’s consolidated AOCI, and without giving effect, for the years ending December 31, 2020, 2021 and 2022, to any stock-based compensation expense, any dividends declared and paid, any issuances of securities, any treasury share purchases and any expense or income attributable to the Employee’s LTC), divided by (ii) the number of shares of Common Stock issued and outstanding.
(d) In the event that the 2022 ABVPS is eight percent (8%) (the “Threshold Annual Percentage Increase”) greater, on an average per annum compounded basis, than the 2019 ABVPS, the Employee shall be entitled to receive an LTC payment of nine hundred forty- five thousand dollars ($945,000) (the “Threshold LTC Amount”).
(e) In the event that the 2022 ABVPS is eleven percent (11%) (the “Target Annual Percentage Increase”) greater, on an average per annum compounded basis, than the 2019 ABVPS, the Employee shall instead be entitled to receive an LTC payment of one million eight hundred ninety thousand dollars ($1,890,000) (the “Target LTC Amount”).
(f) In the event that the 2022 ABVPS is at least fourteen percent (14%) (the “Maximum Annual Percentage Increase”) greater, on an average per annum compounded basis, than the 2019 ABVPS, the Employee shall instead be entitled to receive an LTC payment of two million eight hundred thirty-five thousand dollars ($2,835,000) (the “Maximum LTC Amount”).

(g) In the event that the percentage increase in the 2022 ABVPS, on an average per annum compounded basis, over the 2019 ABVPS is greater than the Threshold Annual Percentage Increase but less than the Target Annual Percentage Increase, the Employee shall instead be entitled to receive a sliding scale LTC payment equal to the following:
$945,000 + ( X . $945,000 )
Y
Where X = the difference between (i) the 2022 ABVPS and (ii) the 2022 ABVPS which would result in the payment of the Threshold LTC Amount (the “Threshold 2022 ABVPS”); and
Y = the difference between (i) the 2022 ABVPS which would result in the payment of the Target LTC Amount (the “Target 2022 ABVPS”) and (ii) the Threshold 2022 ABVPS.
(h) In the event that the percentage increase in the 2022 ABVPS, on an average per annum compounded basis, over the 2019 ABVPS is greater than the Target Annual Percentage Increase but less than the Maximum Annual Percentage Increase, the Employee shall instead be entitled to receive a sliding scale LTC payment equal to the following:
$1,890,000 + ( X . $945,000 )
Y
Where X = the difference between (i) the 2022 ABVPS and (ii) the Target 2022 ABVPS; and

Y = the difference between (i) the 2022 ABVPS which would result in the payment of the Maximum LTC Amount (the “Maximum 2022 ABVPS”) and (ii) the Target 2022 ABVPS.
(i) For purposes hereof, in the event that this Agreement shall terminate on a date other than December 31, 2022, and, pursuant to the terms of this Agreement, the Employee is entitled to receive an LTC payment through the Termination Date, then all references in this Section 4.4 to “2022  ABVPS” shall instead refer to the ABVPS as of the end of the Termination Quarter (calculated in the same manner as the 2022  ABVPS) (the “Termination Quarter ABVPS”) and the amount of any LTC payment due pursuant to the Section 4.4 shall be equal to the amount otherwise payable multiplied by a fraction, the numerator of which shall be the number of days from the Effective Date until the Termination Date and the denominator of which shall be the number of days from the Effective Date until December 31, 2022.
(j) The LTC shall be payable in the following calendar year within thirty (30) days following the receipt by the Company of the report of its independent auditors with regard to the consolidated financial statements of the Company for the calendar year ending December 31, 2022, as set forth in any Form 10-K filed by the Company with the SEC. Notwithstanding the foregoing, if the Termination Quarter is other than the last calendar quarter of calendar year 2022, the LTC amount shall be payable within thirty (30) days following the determination by the Company’s chief financial officer of the Termination Quarter ABVPS, calculated in accordance with paragraph hereof and otherwise consistent with the consolidated financial statements of the Company for the period ended with the end of the Termination Quarter, as set forth in any Form 10-Q filed by the Company with the SEC.

4.5 The Employee shall not be eligible to participate in any employee incentive compensation plan other than as expressly provided in this Agreement.
5.	REIMBURSEMENT OF EXPENSES
5.1 Subject to Section 5.3 hereof, the Company shall pay directly, or reimburse the Employee for, all reasonable and necessary expenses and disbursements incurred by the Employee for and on behalf of the Company in the performance of his duties during the Term.
5.2 The Employee shall submit to the Company, not less than once in each calendar month, reports of such expenses and disbursements in a form normally used by the Company, and receipts with respect thereto, and the Company’s obligations under Section 5.1 hereof shall be subject to compliance therewith. The Company acknowledges that the Employee has complied with his obligations under this Section 5.2 through the day prior to the Contract Date.
5.3 During the Term, the Employee shall be entitled to receive a monthly automobile allowance of one thousand dollars ($1,000) for any and all expenses related to the Employee’s automobile (i.e., lease payments, insurance, gas, tolls, parking and the like). Except for reimbursement of directly related automobile expenses (i.e., parking and tolls) incurred by the Employee while fulfilling his duties and responsibilities to the Company, but which are outside of the Employee’s normal day to day usage of his automobile, the Employee will not be entitled to any additional or alternative reimbursement for any other automobile related expenses.
6.	DISABILITY; INSURANCE
6.1 If, during the Term, the Employee, in the opinion of a majority of all of the members of the Board (excluding the Employee if he is a member), as confirmed by competent medical evidence, shall become physically or mentally incapacitated to perform his duties for the Company hereunder (“Disabled”) for a continuous period, then for the first twelve (12) months of such period he shall receive his full salary (subject to the following sentence, the “Salary Continuation Period”). In no event, however, shall the Employee be entitled to receive any payments under this Section 6.1 beyond the expiration or termination date of this Agreement. Effective with the date of his resumption of full employment, the Employee shall be re-entitled to receive his full salary. If such illness or other incapacity shall endure for a continuous period of at least twelve (12) months or for at least two hundred fifty (250) business days during any eighteen (18) month period, the Company shall have the right, by written notice, to terminate the Employee’s employment hereunder as of a date (not less than thirty (30) days after the date of the sending of such notice) to be specified in such notice. The Employee agrees to submit himself for appropriate medical examination to a physician of the Company’s designation as necessary for purposes of this Section 6.1.

6.2 The obligations of the Company under this Article 6 may be satisfied, in whole or in part, by payments to the Employee under a disability insurance policy provided by the Company and/or KICO.
6.3 Notwithstanding the foregoing, in the event that, at the time of any apparent incapacity, the Company has in effect a disability policy with respect to the Employee, the Employee shall be considered Disabled for purposes of Section 6.1 only if he is considered disabled for purposes of the policy.
6.4 In the event of the termination of the Employee’s employment based upon him becoming Disabled, as severance, the Employee shall be entitled to receive (a) the Bonus compensation to which he is entitled until the expiration of the Salary Continuation Period pursuant to Section 4.3 hereof (i.e., the Termination Date shall be considered the last day of the Salary Continuation Period); and (b) the LTC bonus compensation to which he is entitled to receive through the Termination Date. The amount to be paid to the Employee pursuant to this Section 6.4 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise, including pursuant to Article 11.

7.	RESTRICTIVE COVENANTS
7.1 (a) The services of the Employee are unique and extraordinary and essential to the business of the Company, especially since the Employee shall have access to the Company’s customer lists, producer lists, trade secrets and other privileged and confidential information essential to the Company’s business. Therefore, the Employee agrees that, if the term of his employment hereunder shall expire or his employment shall at any time terminate, with Cause (as hereinafter defined) and with or without Good Reason (as hereinafter defined), the Employee will not at any time during the Restrictive Covenant Period (as hereinafter defined), without the prior written consent of the Company, directly or indirectly, whether individually or as a principal, officer, employee, partner, shareholder, member, manager, director, agent of, or consultant or independent contractor to, any person, corporation, limited liability company, partnership, limited partnership or other entity (collectively, “Person”):
(i) within any state in which the Company has a license to operate on the date on which the Employee ceases to be employed by the Company (the “Cessation Date”), engage or participate in a business which, as of the Cessation Date, is similar to or competitive with, directly or indirectly, a business in which the Company is then engaged (“Competitive Business”), and shall not make any investments in any such Competitive Business, except that the foregoing shall not restrict the Employee from acquiring up to one percent (1%) of the outstanding voting stock of any Competitive Business whose securities are listed on a stock exchange or Nasdaq;

(ii) cause or seek to persuade any director, officer, employee, customer, client, account, agent, producer, reinsurer or supplier of, or consultant or independent contractor to, the Company, or others with whom the Company has a business relationship (collectively, “Business Associates”), to discontinue or materially modify the status, employment or relationship of such Person with the Company, or to become employed in any activity similar to or competitive with the activities of the Company; provided, however, that nothing in this Section shall restrict the Employee’s ability to cause or seek to persuade his daughter, Amanda Goldstein, to alter her relationship with the Company;
(iii) cause or seek to persuade any prospective customer, client, account or other Business Associate of the Company (which at or about the Cessation Date was then actively being solicited by the Company) to determine not to enter into a business relationship with the Company or to materially modify its contemplated business relationship;
(iv) hire, retain or associate in a business relationship with, directly or indirectly, any director, officer or employee of the Company; or
(v) solicit or cause or authorize to be solicited, or accept, for or on behalf of him or any third party, any business from, or the entering into of a business relationship with, (A) others who are, or were within one (l) year prior to the Cessation Date, a customer, client, account or other Business Associate of the Company, or (B) any prospective customer, client, account or other Business Associate of the Company which at or about the Cessation Date was then actively being solicited by the Company.

The foregoing restrictions set forth in this Section 7.1(a) shall apply likewise during the Term.
(b) For purposes hereof, the term “Restrictive Covenant Period” shall mean the eighteen (18) month period commencing with the Cessation Date; provided, however, that, in the event that the Employee’s employment is terminated by the Employee for Good Reason, the term “Restrictive Covenant Period” shall mean the shorter of (i) the twelve (12) month period commencing with the Cessation Date and (ii) the period commencing with the Cessation Date and ending on the Expiration Date.
7.2 The Employee agrees to disclose promptly in writing to the Board all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements (hereinafter referred to collectively as “discoveries”), whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which the Employee, while employed by the Company, conceives, makes, develops, acquires or reduces to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Company’s business or interests, or are used by the Company, or arise out of or in connection with the duties performed by the Employee. The Employee hereby transfers and assigns to the Company all right, title and interest in and to such discoveries (whether conceived, made, developed, acquired or reduced to practice on or prior to the Effective Date or during his employment with the Company), including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof. On request of the Company, the Employee will, without any additional compensation, from time to time during, and after the expiration or termination of, the Term, execute such further instruments (including, without limitation, applications for copyrights, patents, trademarks and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the

Company to protect and/or enforce its right in respect of such discoveries. All expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but the Employee shall cooperate, at the Company’s expense, in filing and/or prosecuting any such application.

7.3 (a) The Employee represents that he has been informed that it is the policy of the Company to maintain as secret all confidential information relating to the Company, including, without limitation, any and all knowledge or information with respect to secret or confidential methods, processes, plans, materials, customer, producer and reinsurer lists or data, or with respect to any other confidential or secret aspect of the Company’s activities, and further acknowledges that such confidential information is of great value to the Company. The Employee recognizes that, by reason of his employment with the Company, he has acquired and will acquire confidential information as aforesaid. The Employee confirms that it is reasonably necessary to protect the Company’s goodwill, and, accordingly, hereby agrees that he will not, directly or indirectly (except where authorized by the Board), at any time during the Term or thereafter divulge to any Person, or use, or cause or authorize any Person to use, any such confidential information.
(b) The Employee agrees that he will not, at any time, remove from the Company’s premises any drawings, notebooks, software, data or other confidential information relating to the business and procedures heretofore or hereafter acquired, developed and/or used by the Company, except where necessary in the fulfillment of his duties hereunder.
(c) Notice Under Defend Trade Secrets Act: Notwithstanding the requirements contained in this Agreement, in accordance with the Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law if Employee discloses a Trade Secret in confidence to federal, state or local government officials, to Employee’s attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed complaint or other document filed in a lawsuit or other proceeding. Further, if Employee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Trade Secret to his attorney and use the Trade Secret information in the court proceeding if Employee: (i) files the document containing the Trade Secret in a sealed court document; and (ii) does not disclose the Trade Secret, except pursuant to court order. However, if Executive engages in conduct otherwise prohibited by law, such as, but not limited to, accessing Trade Secrets unlawfully or by unauthorized means, no immunity shall apply and the Company reserves the right to pursue all available remedies.

(d) The Employee agrees that, upon the expiration or termination of this Agreement or the termination of his employment with the Company for any reason whatsoever, he shall promptly deliver to the Company any and all drawings, notebooks, software, data and other documents and material, including all copies thereof, in his possession or under his control relating to any confidential information or discoveries, or which is otherwise the property of the Company.
(e) For purposes hereof, the term “confidential information” shall mean all information given to the Employee, directly or indirectly, by the Company and all other information relating to the Company otherwise acquired by the Employee during the course of his employment with the Company (whether on or prior to the Effective Date or hereafter), other than information which (i) was in the public domain at the time furnished to, or acquired by, the Employee, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Employee or others in violation of an agreement of confidentiality or nondisclosure.

(f) This Section 7.3 shall not be construed to unreasonably restrict the Employee’s ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement in accordance with Articles 12 and 14. In addition, nothing in this Agreement prohibits the Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
7.4 For purposes of this Article 7, the term “Company” shall mean and include the Company and any and all subsidiaries and affiliated entities of the Company in existence from time to time.
7.5 In connection with his agreement to the restrictions set forth in this Article 7, the Employee acknowledges the benefits accorded to him pursuant to the provisions of this Agreement, including, without limitation, the agreement on the part of the Company to employ the Employee during the Term (subject to the terms and conditions hereof). The Employee also acknowledges and agrees that the covenants set forth in this Article 7 are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement thereof would not prevent the Employee from earning a livelihood.
8.	VACATIONS; LEAVE
The Employee shall be entitled to an aggregate of five (5) weeks’ vacation time for each twelve (12) month period during the Term, the time and duration thereof to be determined by mutual agreement between the Employee and the Board. Any vacation time not used by the end of the Term shall be forfeited without compensation. In addition, the Employee shall not be entitled to carry over or use any vacation time that is unused as of the end of any twelve (12) month period during the Term. Further, the Employee shall be entitled to the number of sick, personal, family and other days off during each twelve (12) month period of the Term as set forth in KICO’s employee handbook. The Company acknowledges that the Employee has complied with his obligations under this Article 8 through the Contract Date.
9.	PARTICIPATION IN EMPLOYEE BENEFIT PLANS; STOCK AWARDS
9.1 The Employee shall be accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, insurance, medical and dental insurance or reimbursement (with spousal coverage) or other plan or program of the Company or KICO, either in existence as of the Effective Date or thereafter adopted for the benefit generally of its executive employees. Additionally, in the event of termination of the Employee’s employment by the Company without Cause, or by the Employee for Good Reason, the Company or KICO shall continue to provide to the Employee health, dental, and vision insurance coverage at no cost to the Employee (with spousal coverage) until the Expiration Date or such time as the Employee becomes eligible for similar coverage, whichever is sooner (provided that the cost of such coverage shall be treated as taxable income to the Employee monthly to the extent necessary to enable the health plan to continue to satisfy applicable nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Patient Protection and Affordable Care Act (the “Affordable Care Act”).
9.2 For each calendar year of the Term, the Employee will be eligible to participate in the Kingstone Companies, Inc. 2014 Equity Participation Plan (the “Equity Plan”) on such basis as determined in the discretion of the Board or an authorized committee thereof in accordance with the terms of the Equity Plan.  Without limiting the generality of foregoing, for each calendar year of the Term, the Employee will be entitled to a grant of that number of shares of Restricted Stock under the Equity Plan having a value equal to $136,500 divided by the fair market value of the Company stock on the date of grant, vesting as follows, based on continuous service with the Company as an employee, director or consultant through the applicable vesting date:

Grant for Calendar 2020	1/3 on first anniversary of grant date 1/3 on second anniversary of grant date 1/3 on December 31, 2022
Grant for Calendar 2021	½ on first anniversary of grant date ½ on December 31, 2022
Grant for Calendar 2022	100% on December 31, 2022
Notwithstanding the foregoing, the grants will vest earlier than the date specified in the chart upon the Company’s termination of Employee as an employee without Cause or for Disability, by Employee as an employee for Good Reason, or as a result of Employee’s death.
9.3 Within 30 days following January 1, 2020, the Company shall grant the Employee that number of shares of Restricted Stock (as defined in the Equity Plan) having a value equal to $1,250,000 divided by the fair market value of the Company stock on the date of grant, vesting in substantially equal annual installments on the first anniversary of the grant date (1/3), the second anniversary of the grant date (1/3) and on December 31, 2022 (1/3), respectively, based on service with the Company as an employee, director or consultant. Within 30 days following January 1, 2021, the Company shall grant the Employee Restricted Stock equal to $1,500,000, vesting fifty percent (50%) on the first anniversary of the grant and fifty percent (50%) on December 31, 2022, so long as the Employee has continuously served the Company as an employee, director or consultant. Notwithstanding the foregoing, the grants described in this Section 9.3 shall vest earlier upon the Company’s termination of Employee as an employee without Cause or for Disability, by Employee as an employee for Good Reason, or as a result of Employee’s death.

10.	SERVICE AS OFFICER AND DIRECTOR
During the Term, the Employee shall, if elected or appointed, serve as (a) an officer of the Company and/or any subsidiaries of the Company in existence or hereafter created or acquired and (b) a director of the Company and/or any such subsidiaries of the Company in existence or hereafter created or acquired, in each case without any additional compensation for such services. In the event the Company has in effect during the Term a director and officer liability insurance policy, the Company will include the Employee therein as a named insured.
11.	EARLIER TERMINATION
11.1 The Employee’s employment hereunder (a) shall automatically terminate upon his death, (b) may terminate at any time during the Term at the option of the Company upon written notice to the Employee for Cause or without Cause, (c) may terminate at any time during the Term at the option of the Employee upon written notice to the Company for Good Reason or without Good Reason and (d) may terminate at the option of the Company in the event the Employee becomes Disabled, as provided for in Article 6.
11.2 As used in this Agreement, “Cause” shall mean (a) the Employee’s commission of any act in the performance of his duties constituting common law fraud, a felony or other gross malfeasance of duty, (b) the Employee’s commission of any act involving moral turpitude which reasonably may have a material adverse effect on the Company and its subsidiaries taken as a whole (“Material Adverse Effect”), (c) any misrepresentation by the Employee (including, without limitation, a breach of any representation set forth in Article 13 hereof) which reasonably may have a Material Adverse Effect, (d) any breach of any material covenant on the Employee’s part herein set forth (which breach, if curable, is not cured by the Employee within thirty (30) days of the Employee’s receipt of written notice thereof from the Company), or (e) the Employee’s engagement in other intentional or grossly negligent misconduct which may reasonably have a Material Adverse Effect. The parties agree that the term “Material Adverse Effect” includes the loss or suspension of any license for the Company or KICO to operate or any disqualification or suspension for the Employee to serve as an officer or director thereof under applicable law.

11.3 As used in this Agreement, “Good Reason” shall mean (a) any material breach of this Agreement on the Company’s part (which breach, if curable, is not cured by the Company within thirty (30) days of the Company’s receipt of written notice thereof from the Employee), (b) a material diminution in the Employee’s duties and responsibilities (other than following an event constituting Cause) in his capacity as the Company’s President and Chief Executive Officer, as Executive Chairman of the Board, and as President of COSI Agency, Inc., (c) a material adverse change in the Employee’s current reporting structure (other than following an event constituting Cause), (d) a material decrease in the compensation payable to the Employee from the compensation payable pursuant to this Agreement, (e) the Employee’s termination under the KICO Employment Agreement by KICO other than for Cause, or (f) the relocation of the location of the Company’s principal offices at which the Employee is to provide his services to a location that is more than thirty (30) miles from Valley Stream, New York (it being understood and agreed, however, that the Employee shall be required to travel to Kingston, New York as often as is reasonably required for him to perform his duties as Chairman of the Board of KICO). Good Reason shall only exist if (i) notice is given within ninety (90) days of the initial event, (ii) such event is not cured within thirty (30) days of the giving of such notice, and (iii) Employee terminates employment within sixty (60) days of the end of the cure period. Notwithstanding the foregoing, Good Reason prior to January 1, 2020 shall have the meaning and procedural requirements set forth in the Prior Amended Employment Agreement.

11.4 In the event of the termination of the Employee’s employment by the Company for Cause or by the Employee without Good Reason, the Company shall have no further obligations to the Employee, and the Employee shall be entitled to no further compensation from the Company, except for any pro-rata amounts due to the Employee at such date of termination, as provided for in Section 4.2 hereof, and except, in the case of a termination of employment by the Employee without Good Reason, for any Bonus amount for the completed calendar year immediately preceding the date of termination, as provided in Section 4.3 hereof. As an illustration of the foregoing, in the event of a termination of employment by the Employee without Good Reason on March 1, the Employee would be entitled to receive the amount payable to him pursuant to Section 4.2 hereof to March 1 and the amount, if any, payable to him pursuant to Section 4.3 hereof for the immediately preceding calendar year ended December 31. In the event of the termination of the Employee’s employment by the Company for Cause or by the Employee without Good Reason, the amount to be paid to the Employee pursuant to this Section 11.4 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.
11.5 In the event of the termination of the Employee’s employment by the Company without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive (a) the compensation to which he would have been entitled until the expiration of the Term pursuant to Section 4.2 hereof, (b) the Bonus compensation to which he is entitled to receive through the expiration of the Term pursuant to Section 4.3 hereof, and (c) the LTC to which he is entitled to receive in accordance with the provisions of Section 4.4 hereof.  The compensation payable pursuant to (a) above shall be payable to the Employee in accordance with the Company’s standard payroll practices as if his employment had continued. The amount to be paid to the Employee pursuant to this Section 11.5 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.

11.6 In order to protect the Employee against the possible consequences and uncertainties of a Change of Control of the Company and thereby induce the Employee to remain in the employ of the Company, the Company agrees that:
(a) If, during the Term, the Employee’s employment is terminated within eighteen (18) months subsequent to a Change of Control by the Company other than for Cause or by the Employee for Good Reason, the Company shall pay to the Employee an amount in cash equal to the sum of (i) three point eight two (3.82) times the Base Salary and (ii) if prior to December 31, 2022, the Target LTC Amount, and if after December 31, 2022, and prior to its payment, the LTC bonus, and (iii) the Bonus through the Termination Date, calculated pursuant to Section 4.3(c) (the “Change of Control Payment”). The Change of Control Payment shall be payable in one lump sum payment within ten (10) days following the date of termination of the Employee except for the Bonus through the Termination Date, which shall be payable within thirty (30) days following the determination by the Company’s chief financial officer of the Company’s Net Income through the end of the Termination Quarter, if any, and otherwise consistent with the consolidated financial statements of the Company for the period ended with the end of the Termination Quarter, as set forth in any Form 10-Q filed by the Company with the SEC. In addition, in such event, if the Employee is covered by the Company’s health, dental, or vision insurance, the Company shall continue to pay, on a monthly basis, for the Employee’s health insurance premiums, including spousal coverage, for the remainder of the Term, and thereafter the Employee and the Employee’s spouse shall continue to be provided, for the remainder of their lives, with the same access to the Company’s health, dental, and vision insurance to which the Employee was accorded during the Term, at COBRA premium rates, which will be paid for by the Employee or the Employee’s spouse (provided that the cost of such coverage attributable to Employer contributions shall be treated as taxable income to the Employee monthly to the extent necessary to enable the health plan to continue to satisfy applicable nondiscrimination requirements of Section 105(h) of the Code and the Affordable Care Act). The Change of Control Payment shall be in lieu of the amount payable to the Employee pursuant to Section 11.5 hereof; provided, however, that the Employee may elect to receive the amount payable pursuant to Section 11.5 hereof in lieu of the amount payable pursuant to this Section 11.6. In addition, in such event, following the Expiration Date, the Employee and the Employee’s spouse shall continue to be provided for life with the same access to the Company’s health, dental, and vision insurance to which the Employee was accorded during the Term, at COBRA premium rates which will be paid for by the Employee. The amount to be paid to the Employee pursuant to this Section 11.6 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.

(b) As used in this Section 11.6, a “Change of Control” shall be deemed to have occurred if:
(i) any “person” or “group of persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than the Employee or any “group of persons” that includes the Employee), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing more than thirty-three and one-third percent (33-1/3%) of the Company’s then outstanding securities having the right to vote on the election of directors (“Voting Securities”), except that there shall be excluded from the calculation any Voting Securities acquired from the Company with respect to which the Employee gave his approval as a member of the Board;

(ii) when individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii) the Company consummates (A) a reorganization, merger or consolidation of the Company, with respect to which in each case all or substantially all of the Persons who were the beneficial owners of the Voting Securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly and indirectly, more than 50% of the then combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other Person resulting from such reorganization, merger of consolidation, or (B) the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, no transaction or event shall constitute a Change of Control hereunder unless such transaction or event also constitutes a change in ownership or effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vi)(A)(2).
11.7 In the event of the death of the Employee during the Term, as severance, the Employee’s estate (the “Estate”) shall be entitled to receive (a) the Base Salary to which the Employee is entitled until the date of death of the Employee pursuant to Section 4.2; (b) the Bonus compensation to which the Employee is entitled through the date of death (i.e., the Termination Date shall be considered the date of death); and (c) the LTC bonus compensation to which the Employee is entitled through the Termination Date. The amount to be paid to the Estate pursuant to this Section 11.7 shall constitute the sole and exclusive remedy of the Estate and any beneficiaries thereof, and neither the Estate nor any beneficiaries thereof shall be entitled to any other or further compensation, rights or benefits hereunder or otherwise, including pursuant this to Article 11.
11.8 The termination or expiration of this Agreement shall not affect the continuing operation and effect of Article 7 hereof, which shall continue in full force and effect according to its terms. In addition, the termination or expiration of this Agreement will not result in a termination or waiver of any rights and remedies that the Company may have under this Agreement and applicable law.
12.	INJUNCTIVE RELIEF; REMEDIES
12.1 The Employee acknowledges and agrees that, in the event he shall violate or threaten to violate any of the restrictions of Article 3 or 7 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving monetary damages.

12.2 The Employee agrees further that the Company shall have the following additional rights and remedies:
(a) the right and remedy to require the Employee to account for and pay over to the Company all monies and other consideration derived or received by him as the result of any transactions determined by an arbitrator or a court of competent jurisdiction to be a breach of any of the provisions of Section 7.1, and the Employee hereby agrees to account for and pay over such monies and other consideration to the Company; and
(b) the right to recover attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights under Article 7 hereof and is successful on any grounds; provided, however, that, in the event the Employee is the prevailing party in any such action or proceeding, the Company will pay to the Employee all reasonable attorneys’ fees and costs incurred by the Employee in defending such action or proceeding.
12.3 Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
12.4 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 7.1 upon the courts of any jurisdiction within the geographical scope of such covenants (a “Jurisdiction”). In the event that the courts of any one or more of such Jurisdictions shall hold such covenants unenforceable by reason of the breadth of their scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other Jurisdiction, as to breaches of such covenants in such other respective Jurisdictions, the above covenants as they relate to each Jurisdiction being, for this purpose, severable into diverse and independent covenants.

13.	NO RESTRICTIONS
The Employee hereby represents that neither the execution of this Agreement nor his performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Employee is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Employee. In the event of a breach hereof, in addition to the Company’s right to terminate this Agreement, the Employee shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred or suffered in connection with or as a result of the Company’s entering into this Agreement or employing the Employee hereunder.
14.	ARBITRATION
14.1 Except with regard to Section 12.1 hereof and any other matters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association. The arbitration proceeding shall take place at a mutually agreeable location in Nassau County, New York or such other location as agreed to by the parties.
14.2 The award rendered by the arbitrator shall be final, binding and conclusive, shall be specifically enforceable, and judgment may be entered upon it in accordance with applicable law in an appropriate court in the State of New York, with no right of appeal therefrom.

14.3 Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrator and the arbitration proceeding shall be equally shared; provided, however, that, if, in the opinion of the arbitrator (or a majority of the arbitrators if more than one), any claim or defense was unreasonable, the arbitrator(s) may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator(s) and the arbitration proceeding against the party raising such unreasonable claim or defense; provided, further, that, if the arbitration proceeding relates to the issue of Cause for termination of employment, (a) if, in the opinion of the arbitrator (or a majority of the arbitrators if more than one), Cause existed, the arbitrator(s) shall assess, as part of their award, all of the arbitration expenses of the Company (including reasonable attorneys’ fees) and of the arbitrator(s) and the arbitration proceeding against the Employee or (b) if, in the opinion of the arbitrator (or a majority of the arbitrators if more than one), Cause did not exist, the arbitrator(s) shall assess, as part of their award, all of the arbitration expenses of the Employee (including reasonable attorneys’ fees) and of the arbitrator(s) and the arbitration proceeding against the Company.
15.	CODE SECTIONS 409A, 280G AND 4999.
15.1 The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (together with the regulations and guidance promulgated thereunder, “Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A as a result of the Company’s compliance with the terms of this Agreement.

15.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits constituting deferred compensation under Code Section 409A upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a termination of employment or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” of the Employee, and (ii) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.
15.3 All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee (provided that if any such reimbursements constitute taxable income to the Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

15.4 For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
15.5 Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by the Employee in connection with the Employee’s employment with the Company (or termination thereof) would subject the Employee to the excise tax imposed under Section 280G or 4999 of the Code (the “Excise Tax”), and, if the net-after tax amount (taking into account all applicable taxes payable by the Employee, including any Excise Tax) that the Employee would receive with respect to such payments or benefits does not exceed the net-after tax amount the Employee would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Employee without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, reduction shall occur in the following order unless the Employee elects in writing a different order to the extent permitted under Code Sections 409A, 280G and 4999: (i) severance payment based on multiple of Base Salary and/or Bonus; (ii) other cash payments; (iii) any pro-rated Bonus or pro-rated LTC paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option provided such options are permitted to be valued under Treasury Regulations Section 1.280G – 1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.

16.	ASSIGNMENT
This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated.
17.	NOTICES
Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, e-mail, or fax as follows:
If to the Employee:

P.O. Box 450
Hewlett, New York 11557
bgoldstein@kingstonecompanies.com
Fax Number: (516) 374-4484

If to the Company:

Chairman, Compensation Committee
William Yankus
wyankus@comcast.net

or at such other address as any party shall designate by notice to the other party given in accordance with this Article 17.
18.	GOVERNING LAW
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in New York without regard to conflicts of laws principles.
19.	WAIVER OF BREACH; PARTIAL INVALIDITY
The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbitrators, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

20.	ENTIRE AGREEMENT; AMENDMENT
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof, including the Prior Amended Employment Agreement, with regard to the Employee’s employment with the Company effective as of January 1, 2020. This Agreement may be amended, and any provision hereof waived, only by a writing executed by the party sought to be charged. No amendment or waiver on the part of the Company shall be valid unless approved by its Board.
21.	COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
22.	FACSIMILE AND EMAIL SIGNATURES
Signatures hereon which are transmitted via facsimile or email shall be deemed original signatures.
23.	EXPENSES
23.1 The Company agrees to pay the reasonable fees and expenses of legal counsel incurred by the Employee in connection with the drafting and negotiation of this Agreement.

23.2 In addition to the right to indemnification conferred in Article Thirteenth of the Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), and Article VII, Section 7 of the By-Laws of the Company, as amended (the “By- Laws”), the Employee shall have the right to have his expenses (including reasonable attorneys’ fees) incurred in defending any action or proceeding as to which the Employee is entitled to be indemnified in advance of its final disposition advanced and paid promptly as set forth below upon incurring such expenses; provided, however, that an advancement of expenses incurred by the Employee shall be made only upon delivery to the Company of an undertaking by the Employee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the Employee is not entitled to be indemnified for such expenses under the Certificate of Incorporation or the By-Laws. The Company shall make advance payments of such expenses (including reasonable attorneys’ fees) incurred within thirty (30) days of the Employee’s presentation of an invoice for such expenses.

24.	CONSTRUCTION
All references in this Agreement to “includes” and “including” shall be construed to include the words “without limitation”.
25.	REPRESENTATION BY COUNSEL; INTERPRETATION
The Employee acknowledges that he has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the Employee. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.
26.	HEADINGS
The headings and captions under articles and sections of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.

KINGSTONE COMPANIES, INC.

By: ______________________
William Yankus
Chair, Compensation Committee

____
Barry B. Goldstein

36

EXHIBIT A

SAMPLE SHORT TERM BONUS CALCULATION

EXHIBIT B

SAMPLE LONG-TERM BONUS CALCULATION